Exhibit 10.7

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of November 14, 2024 among EG Global Finance plc, a public limited company incorporated in England and Wales (the “Issuer”), and Deutsche Trustee Company Limited, as Trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee an indenture dated as of November 24, 2023, between, among others, the Issuer, Deutsche Trustee Company Limited, as trustee, and Barclays Bank PLC, as security agent (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Indenture”) providing for the issuance of $500,000,000 Senior Secured Floating Rate Cash Pay / PIK Notes due 2028 (the “Notes”);

WHEREAS, the Issuer requires certain amendments to be made to, and certain waivers to be provided pursuant to, the Indenture to (i) permit the use of the Net Available Cash from the 2024 Asset Dispositions (as defined herein) to repay term loan Senior Secured Indebtedness outstanding under the Senior Credit Facilities Agreement without making a pro rata offer to Holders to purchase their Notes in accordance with the provisions set forth in the Indenture for an Asset Disposition Offer (the “Asset Disposition Proceeds Proposed Amendment”) (together with any other proposed amendments set forth in this Supplemental Indenture, the “Proposed Amendments”) and (ii) waive any Defaults or Events of Default under the Indenture arising as a result of not using such Net Available Cash from the 2024 Asset Dispositions to make a pro rata offer to Holders to purchase their Notes in accordance with the provisions set forth in the Indenture for an Asset Disposition Offer (the “Proposed Waivers”), and has requested the Trustee to join with it in entering into this Supplemental Indenture for the purpose of amending the Indenture in certain respects as permitted by Sections 4.07(k), 9.02 and 9.06 of the Indenture;

WHEREAS, pursuant to Section 9.02 of the Indenture, except as otherwise set forth in the Indenture, the Notes Documents may be amended, supplemented or otherwise modified with the consent of holders of at least a majority in aggregate principal amount of the Notes then outstanding, and subject to certain exceptions, any default or compliance with any provisions thereof may be waived with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (collectively in respect of the Proposed Amendments and the Proposed Waivers, the “Required Consents”);

WHEREAS, the Issuer has solicited and obtained the Required Consents with respect to the Proposed Amendments and the Proposed Waivers and, as of the date hereof, no consents of any holder have been validly revoked pursuant to Section 9.04 of the Indenture or otherwise;

WHEREAS, Section 9.04 of the Indenture provides that an amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every holder of a Note;

WHEREAS, the Issuer has satisfied all other conditions precedent, if any, provided under the Indenture to enable the Issuer and the Trustee to enter into this Supplemental Indenture, all as certified by an Officer’s Certificate, delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture, as contemplated by Sections 9.02(b) and 9.06 of the Indenture, and as such, this Supplemental Indenture, the Proposed Amendments and the Proposed Waivers set forth herein and the Trustee’s entry into this Supplemental Indenture are authorized and permitted under Sections 9.02 and 9.06 of the Indenture;

WHEREAS, the Issuer has delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture an Opinion of Counsel relating to this Supplemental Indenture as contemplated by Sections 9.02(b) and 9.06 of the Indenture;

WHEREAS, pursuant to Sections 9.02 and 9.06 of the Indenture, the execution and delivery of this Supplemental Indenture has been duly authorized by the parties hereto, and all other acts necessary to make this Supplemental Indenture a valid and binding supplement to the Indenture effectively amending the Indenture as set forth herein have been duly taken; and

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Issuer and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of any Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AMENDMENTS TO INDENTURE.

a) The following amendments are made to Section 4.07(b) of the Indenture (amended texts of the Indenture are shown in quotation marks below, with additions shown in bold underline):

“provided that in the case of the prepayment, repayment, purchase or redemption of Senior Secured Indebtedness pursuant to Section 4.07(b)(1) or 4.07(b)(4) (other than (i) Senior Credit Facilities remaining outstanding as of the Issue Date with a Stated Maturity in 2025 or 2026 or any Bridging Debt or (ii) in the case of any such prepayment, repayment, purchase or redemption with amounts corresponding to any Net Available Cash from the 2024 Asset Dispositions), the Issuer makes an offer to the Holders to purchase their Notes in accordance with the provisions set forth below for an Asset Disposition Offer for an aggregate principal amount of Notes at least equal to the proportion that (x) the total aggregate principal amount of Notes outstanding bears to (y) the sum of the total aggregate principal amount of Notes outstanding plus the total aggregate principal amount outstanding of such Senior Secured Indebtedness that is being prepaid, repaid, purchased or redeemed;”

b) The following amendments are made to Section 1.01 of the Indenture (amended texts of the Indenture are shown in quotation marks below, with additions shown in bold underline):

““2024 Asset Dispositions” means, collectively, the EG UK PFS Sale, the Illinois Sale and the KFC Sale.

“EG UK PFS Sale” means the sale of the Group’s remaining UK forecourt business and certain standalone foodservice locations to co-founder Zuber Vali Issa pursuant to an agreement related to the sale and purchase of the entire issued share capital of EG Retail Services Limited dated June 7, 2024 between, among others, EG Finco Limited as seller and Able Holdings A Limited as purchaser, as amended from time to time.

“Illinois Sale” means the sale of 39 convenience stores, which operate under the Minit Mart banner, and related assets located in Illinois, USA, as further described in a purchase and sale agreement, dated as of June 17, 2024 (as amended by a first amendment to the Illinois Purchase and Sale Agreement, dated as of August 20, 2024, a second amendment to the Illinois Purchase and Sale Agreement, dated as of October 18, 2024, the assignment and assumption agreement dated October 21, 2024 and as further amended from time to time), originally by and among Minit Mart LLC and Breaktime Corner Market, L.L.C.

“KFC Sale” means the sale of the Group’s 218 KFC franchise restaurants in the United Kingdom and Ireland to Yum! Brands KFC Division pursuant to a sale and purchase agreement dated December 5, 2023 (as amended on April 15, 2024, as amended and restated on April 28, 2024, and as further amended from time to time).”

3. WAIVERS AND INSTRUCTIONS. Pursuant to Section 9.02 of the Indenture and the Issuer’s receipt of the Required Consents, all holders and every subsequent holder of the Notes shall be bound by:

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A waiver of any Defaults or Events of Default under the Indenture as a result of not using the amounts equal to the Net Available Cash from the 2024 Asset Dispositions in accordance with the provisions set forth in the Indenture for an Asset Disposition Offer to make a pro rata offer to Holders to purchase their Notes.

4. ANCILLARY CONSENTS. The holders of the Notes, by delivery of their Required Consents:

a) Have authorized, directed, instructed and requested the Trustee to enter into this Supplemental Indenture to give effect to the Proposed Amendments and the Proposed Waivers; provided that the holders will not hold the Trustee, its employees, officers, directors, affiliates, and agents, predecessors and successors liable for entry into this Supplemental Indenture and that the Issuer will indemnify the Trustee against any and all losses, liabilities and expenses incurred by each of them arising out of or in connection with the entry into this Supplemental Indenture; and

b) Have authorized, directed, instructed and requested the Trustee to effect and implement the Proposed Amendments and the Proposed Waivers and to enter into such other documents to the extent such other documents are or may be necessary or expedient to give effect to the Proposed Amendments and Waivers and have empowered, authorised and requested the Trustee to take such other action as may be necessary to give effect thereto.

5. RATIFICATION AND EFFECT. Except as hereby expressly amended, the Indenture is in all respects ratified and confirmed and all the terms, provisions and conditions thereof shall be and remain in full force and effect. Upon and after the execution of this Supplemental Indenture, each reference in the Indenture to “this Indenture,” “hereunder,” “hereof” or words of like import referring to the Indenture shall mean and be a reference to the Indenture as modified hereby.

6. NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator, stockholder or agent of the Issuer, as such, shall have any liability for any obligations of the Issuer under the Notes, the Indenture, the Notes Guarantees, the Security Documents or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

7. THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES AND THE NOTES GUARANTEES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

8. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

9. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

10. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

EG GLOBAL FINANCE PLC, as the Issuer

By:	/s/ Russ Colaco
Name: Russ Colaco
Title: Director

[Signature Page to Supplemental Indenture]

DEUTSCHE TRUSTEE COMPANY LIMITED, as the Trustee

By:	/s/ Françoise Rivière
Name: Françoise Rivière
Title: Associate Director

By:	/s/ Orla Forrester
Name: Orla Forrester
Title: Associate Director

[Signature Page to Supplemental Indenture]